Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS
AND NARROWS 2015 EARNINGS GUIDANCE RANGE

Highlights include:

•	Record second quarter and year to date results

•	Q2 diluted EPS of $1.75, up 9% over Q2 2014; year to date diluted EPS of $1.94, up 15% over first half of 2014

•	Updated 2015 earnings guidance range to $2.72 - $2.82 per diluted share
______________________

COVINGTON, LA. (July 23, 2015) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the second quarter of 2015.
“Our domestic blue business realized 6% sales growth year to date and 3% sales growth in the second quarter of 2015 compared to the prior year periods. Adverse weather conditions in a number of our significant markets affected our second quarter growth, as did the shift of early buy shipments into the first quarter. Our customers currently have a larger than normal backlog, given lost workdays, as a result of record rainfall in many important markets. Conversely, in markets where weather was normal, our results met or exceeded our expectations. In local currencies, our international business generated an estimated 8% aggregate sales growth rate year to date and an estimated 6% aggregate sales growth rate for the quarter. When translated into U.S. dollars, our international business negatively impacted our consolidated sales growth rates due to the nearly 20% appreciation of the U.S. dollar relative to most international currencies since this time last year,” said Manuel Perez de la Mesa, President and CEO.
Net sales for the second quarter of 2015 were a record $851.9 million compared to $848.2 million in the second quarter of 2014, with base business sales flat for the period. The decline in foreign currency exchange rates relative to the U.S. dollar negatively impacted our consolidated sales growth rate by approximately 2% period over period. Excessive precipitation in Texas and adjacent states significantly impacted our second quarter sales, delaying construction projects and reducing spending on related discretionary products. Cooler than normal temperatures in the Midwest and the Northeast delayed pool openings and inhibited sales growth in these markets.
Gross profit for the second quarter of 2015 increased 1% to a record $248.3 million from $247.0 million in the same period of 2014. Gross profit as a percentage of net sales (gross margin) was 29.1% in both the second quarter of 2015 and 2014.
Selling and administrative expenses (operating expenses) decreased 4% to $119.1 million in the second quarter of 2015 compared to the second quarter of 2014, with base business operating expenses down 6% for the period. The stronger U.S. dollar relative to foreign currencies favorably impacted our operating expenses by approximately 2%. A reduction in performance-based employee compensation also contributed to this decline.
Operating income for the quarter increased 5% to a record $129.1 million compared to the same period in 2014. Operating income as a percentage of net sales (operating margin) was 15.2% for the second quarter of 2015 compared to 14.4% in the second quarter of 2014. The effect of foreign currency fluctuations from the strengthening of the U.S. dollar on consolidated operating income is an estimated $2.2 million, which includes the comparison of our foreign subsidiaries’ second quarter 2015 local currency operating income translated at historical second quarter 2014 exchange rates, to their reported second quarter 2014 U.S. dollar operating income.

Net income attributable to Pool Corporation increased 5% to a record $77.9 million in the second quarter of 2015, compared to $73.9 million for the second quarter of 2014. Earnings per share was a record $1.75 per diluted share for the three months ended June 30, 2015 versus $1.61 per diluted share for the comparable period in 2014. We estimate a $0.03 negative impact on earnings per share in the quarter versus the comparable 2014 period, due to the impact of the stronger U.S. dollar on the translation of foreign currency denominated earnings.
Net sales for the six months ended June 30, 2015 increased 4% to a record $1,302.3 million from $1,254.6 million in the comparable 2014 period, with much of this growth coming from the 3% improvement in base business sales. There was a 2% negative foreign currency translation impact on our consolidated sales growth rate for the first half of 2015 compared to the first half of 2014. Gross margin decreased approximately 15 basis points to 28.6% in the first half of 2015 from the same period last year.
Operating expenses declined 1% compared to the first half of 2014, with base business operating expenses down 2%. The stronger U.S. dollar relative to foreign currencies favorably impacted our year to date operating expenses by approximately 2%. Operating income for the first six months of 2015 increased 10% to $144.7 million compared to $131.1 million in the same period last year. Operating income was adversely affected by an estimated $1.9 million from the impact of foreign currency translation.
Earnings per share for the first six months of 2015 increased 15% to a record $1.94 per diluted share on net income attributable to Pool Corporation of $86.3 million, compared to $1.69 per diluted share on net income of $78.1 million in the comparable 2014 period. We estimate a $0.03 negative impact on earnings per share versus the comparable 2014 period due to the impact of the stronger U.S. dollar on the translation of foreign currency denominated earnings.
On the balance sheet, total net receivables and net inventory levels increased 4% and 5%, respectively, compared to June 30, 2014. Total debt outstanding at June 30, 2015 was $495.3 million, up 15% compared to June 30, 2014.
Cash used in operations was $56.6 million for the first six months of 2015 compared to $50.9 million for the first six months of 2014. The increase in cash used is primarily related to our accounts receivable growth as well as timing differences in our accounts payable cycle. Adjusted EBITDA (as defined in the addendum to this release) was $135.9 million and $128.9 million for the second quarter of 2015 and 2014, respectively, and $157.5 million and $143.3 million for the first six months of 2015 and 2014, respectively.
“With the first half of 2015 behind us, we are narrowing our annual earnings guidance range to $2.72 to $2.82 per diluted share, compared to our previous range of $2.72 to $2.87 per diluted share. Achieving this would represent another year of solid earnings growth as we strive to provide exceptional value to our customers and suppliers. It is in the heat of the season that our unprecedented investments make us THE source for industry professionals,” said Perez de la Mesa.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 331 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$851,855	$848,240	$1,302,285	$1,254,584
Cost of sales	603,595	601,264	929,224	893,508
Gross profit	248,260	246,976	373,061	361,076
Percent	29.1%	29.1%	28.6%	28.8%

Selling and administrative expenses	119,128	124,477	228,330	229,931
Operating income	129,132	122,499	144,731	131,145
Percent	15.2%	14.4%	11.1%	10.5%

Interest expense, net	1,900	1,894	3,895	3,827
Income before income taxes and equity earnings	127,232	120,605	140,836	127,318
Provision for income taxes	49,493	46,796	54,785	49,400
Equity earnings in unconsolidated investments	70	54	191	133
Net income	77,809	73,863	86,242	78,051
Add: net loss attributable to noncontrolling interest	115	—	101	—
Net income attributable to Pool Corporation	$77,924	$73,863	$86,343	$78,051

Earnings per share:
Basic	$1.80	$1.65	$1.99	$1.74
Diluted	$1.75	$1.61	$1.94	$1.69
Weighted average shares outstanding:
Basic	43,322	44,769	43,461	44,972
Diluted	44,458	45,971	44,606	46,160

Cash dividends declared per common share	$0.26	$0.22	$0.48	$0.41

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2015	2014	$	%

Assets
Current assets:
Cash and cash equivalents	$38,944	$27,563	$11,381	41%
Receivables, net	93,709	97,527	(3,818)	(4)
Receivables pledged under receivables facility	224,789	208,973	15,816	8
Product inventories, net	473,362	451,507	21,855	5
Prepaid expenses and other current assets	11,226	10,055	1,171	12
Deferred income taxes	3,104	5,416	(2,312)	(43)
Total current assets	845,134	801,041	44,093	6

Property and equipment, net	65,151	57,275	7,876	14
Goodwill	172,815	173,800	(985)	(1)
Other intangible assets, net	11,643	10,725	918	9
Equity interest investments	1,328	1,263	65	5
Other assets, net	15,511	11,344	4,167	37
Total assets	$1,111,582	$1,055,448	$56,134	5%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$236,868	$233,549	$3,319	1%
Accrued expenses and other current liabilities	80,480	89,200	(8,720)	(10)
Short-term borrowings and current portion of long-term debt and other long-term liabilities	3,430	—	3,430	100
Total current liabilities	320,778	322,749	(1,971)	(1)

Deferred income taxes	23,642	19,979	3,663	18
Long-term debt	491,820	430,971	60,849	14
Other long-term liabilities	13,837	10,432	3,405	33
Total liabilities	850,077	784,131	65,946	8
Redeemable noncontrolling interest	2,766	—	2,766	100
Total stockholders’ equity	258,739	271,317	(12,578)	(5)
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,111,582	$1,055,448	$56,134	5%
__________________

1.	The allowance for doubtful accounts was $3.3 million at June 30, 2015 and $4.4 million at June 30, 2014.

2.	The inventory reserve was $7.9 million at June 30, 2015 and $8.5 million at June 30, 2014.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2015	2014	Change
Operating activities
Net income	$86,242	$78,051	$8,191
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	7,687	7,021	666
Amortization	532	696	(164)
Share-based compensation	4,850	4,657	193
Excess tax benefits from share-based compensation	(4,568)	(3,920)	(648)
Equity earnings in unconsolidated investments	(191)	(133)	(58)
Other	1,339	2,982	(1,643)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(177,193)	(180,075)	2,882
Product inventories	(7,849)	(21,936)	14,087
Prepaid expenses and other assets	4	(1,350)	1,354
Accounts payable	487	18,065	(17,578)
Accrued expenses and other current liabilities	32,014	45,054	(13,040)
Net cash used in operating activities	(56,646)	(50,888)	(5,758)

Investing activities
Acquisition of businesses, net of cash acquired	(479)	(4,612)	4,133
Purchase of property and equipment, net of sale proceeds	(16,200)	(11,921)	(4,279)
Payments to fund credit agreement	(5,350)	—	(5,350)
Collections from credit agreement	3,407	—	3,407
Other investments, net	59	96	(37)
Net cash used in investing activities	(18,563)	(16,437)	(2,126)

Financing activities
Proceeds from revolving line of credit	526,116	457,218	68,898
Payments on revolving line of credit	(466,005)	(380,665)	(85,340)
Proceeds from asset-backed financing	128,400	121,600	6,800
Payments on asset-backed financing	(16,000)	(13,600)	(2,400)
Proceeds from short-term borrowings, long-term debt and other long-term liabilities	4,110	—	4,110
Payments on short-term borrowings, long-term debt and other long-term liabilities	(2,209)	—	(2,209)
Excess tax benefits from share-based compensation	4,568	3,920	648
Proceeds from stock issued under share-based compensation plans	8,372	6,335	2,037
Payments of cash dividends	(20,855)	(18,410)	(2,445)
Purchases of treasury stock	(62,701)	(88,745)	26,044
Net cash provided by financing activities	103,796	87,653	16,143
Effect of exchange rate changes on cash and cash equivalents	(4,473)	(771)	(3,702)
Change in cash and cash equivalents	24,114	19,557	4,557
Cash and cash equivalents at beginning of period	14,830	8,006	6,824
Cash and cash equivalents at end of period	$38,944	$27,563	$11,381

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2015	2014	2015	2014	2015	2014
Net sales	$847,263	$846,511	$4,592	$1,729	$851,855	$848,240

Gross profit	246,683	246,392	1,577	584	248,260	246,976
Gross margin	29.1%	29.1%	34.3%	33.8%	29.1%	29.1%

Operating expenses	117,205	124,139	1,923	338	119,128	124,477
Expenses as a % of net sales	13.8%	14.7%	41.9%	19.5%	14.0%	14.7%

Operating income (loss)	129,478	122,253	(346)	246	129,132	122,499
Operating margin	15.3%	14.4%	(7.5)%	14.2%	15.2%	14.4%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2015	2014	2015	2014	2015	2014
Net sales	$1,292,138	$1,252,518	$10,147	$2,066	$1,302,285	$1,254,584

Gross profit	369,322	360,356	3,739	720	373,061	361,076
Gross margin	28.6%	28.8%	36.8%	34.8%	28.6%	28.8%

Operating expenses	223,910	229,439	4,420	492	228,330	229,931
Expenses as a % of net sales	17.3%	18.3%	43.6%	23.8%	17.5%	18.3%

Operating income (loss)	145,412	130,917	(681)	228	144,731	131,145
Operating margin	11.3%	10.5%	(6.7)%	11.0%	11.1%	10.5%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Poolwerx Development LLC (1)	April 2015	1	April - June 2015
St. Louis Hardscape Material & Supply, LLC (1) (2)	December 2014	1	January - June 2015
Pool Systems Pty. Ltd.	July 2014	3	January - June 2015
DFW Stone Supply, LLC (1)	March 2014	2	January - May 2015 and March - May 2014
Atlantic Chemical & Aquatics Inc. (1)	February 2014	2	January - April 2015 and February - April 2014

(1)	We acquired certain distribution assets of each of these companies.

(2)
We completed this acquisition on December 31, 2014. This sales center is included in our sales center count beginning in January 2015, as shown in the table below which summarizes the changes in our sales centers during 2015.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales centers in the first six months of 2015. Please see footnote 2 to the acquisition table presented above for further information about our acquired locations.

December 31, 2014	328
Acquired	2
New locations	1
Consolidated locations	—
June 30, 2015	331

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2015	2014	2015	2014
Net income	$77,809	$73,863	$86,242	$78,051
Add:
Interest expense (1)	1,900	1,894	3,895	3,827
Provision for income taxes	49,493	46,796	54,785	49,400
Share-based compensation	2,679	2,599	4,850	4,657
Equity earnings in unconsolidated investments	(70)	(54)	(191)	(133)
Depreciation	3,976	3,587	7,687	7,021
Amortization (2)	97	235	218	430
Adjusted EBITDA	$135,884	$128,920	$157,486	$143,253

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $157 and $133 for the three months ended June 30, 2015 and June 30, 2014, respectively, and $314 and $266 for the six months ended June 30, 2015 and June 30, 2014, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2015	2014	2015	2014
Adjusted EBITDA	$135,884	$128,920	$157,486	$143,253
Add:
Interest expense, net of interest income	(1,743)	(1,761)	(3,581)	(3,561)
Provision for income taxes	(49,493)	(46,796)	(54,785)	(49,400)
Excess tax benefits from share-based compensation	(830)	(2,433)	(4,568)	(3,920)
Other	(768)	2,647	1,339	2,982
Change in operating assets and liabilities	(82,043)	(94,120)	(152,537)	(140,242)
Net cash provided by (used in) operating activities	$1,007	$(13,543)	$(56,646)	$(50,888)